UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

43-1792717

(I.R.S. employer identification number)

0-23325

(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

[_]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 8, 2014 Guaranty Federal Bancshares, Inc., the holding company (the “Company”) for Guaranty Bank, announced the redemption of all of its remaining 12,000 shares of Fixed Rate Cumulative and Perpetual Preferred Stock, Series A (“Preferred Stock”). The Preferred Stock was originally issued to the U.S. Department of the Treasury in January 2009 as part of their Troubled Asset Relief Program’s Capital Purchase Program and was sold to other investors in April 2013 through a public auction. The shares were redeemed at the liquidation price of $1,000 per share for a total of $12 million, plus $234,000 of accrued and unpaid dividends. As a result of this redemption, no shares of the Preferred Stock remain outstanding and the Company will not pay any future dividends on the Preferred Stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated May 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc. By: /s/ Shaun A. Burke Shaun A. Burke President and Chief Executive Officer

Date: May 8, 2014